FS Investment Corporation III - 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Reports Fourth Quarter and Full Year 2016 Financial Results

PHILADELPHIA, PA, March 10, 2017 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter and full year ended December 31, 2016. FSIC III will hold a conference call to discuss these results at 3:00 p.m. Eastern Time on Monday, March 13, 2017. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended December 31, 20161

●	Net investment income of $0.16 per share, compared to $0.19 per share for the quarter ended December 31, 2015.

●	Net increase (decrease) in net assets resulting from operations of $0.24 per share, compared to ($0.28) per share for the quarter ended December 31, 2015.

●	Paid regular cash distributions to stockholders totaling approximately $0.175 per share.

Financial Highlights for the Year Ended December 31, 20161

●	Net investment income of $0.65 per share, unchanged from the year ended December 31, 2015.

●	Net increase (decrease) in net assets resulting from operations of $1.37 per share, compared to ($0.51) per share for the year ended December 31, 2015.

●	Paid regular cash distributions to stockholders totaling approximately $0.70 per share.

Portfolio Highlights

●	As of December 31, 2016, the fair value of FSIC III’s investment portfolio was approximately $3.2 billion.

●	Committed approximately $286 million and $749 million to direct originations during the quarter and year ended December 31, 2016, respectively, of which 89% and 89% were in senior secured debt (first and second lien senior secured loans and senior secured bonds), respectively.

●	FSIC III’s portfolio consisted of investments in 114 portfolio companies as of December 31, 2016.

●	Core investment strategies represented 92% of the portfolio by fair value as of December 31, 2016, including 70% in direct originations and 22% in opportunistic investments. Broadly syndicated/other investments represented 8% of the portfolio by fair value as of December 31, 2016.[2]

●	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.0% as of December 31, 2016, compared to 9.8% as of September 30, 2016.[3]

●	One investment was on non-accrual as of December 31, 2016, representing 0.02% of the investment portfolio based on fair value.[4]

Annual Stockholder Conference Call

FSIC III will host its annual stockholder conference call at 3:00 p.m. (Eastern Time) on Monday, March 13, 2017, to discuss its fourth quarter and full year 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 71182944 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC III’s web page at www.fsinvestments.com.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $93.3 billion in assets under management as of December 31, 2016, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth through funds managed in partnership with top institutional investment advisers. It focuses on setting industry standards for investor protection, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages six funds with over $19 billion in assets under management as of December 31, 2016. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC) distributes its offerings.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC III’s annual report on Form 10-K for the year ended December 31, 2016, which FSIC III filed with the U.S. Securities and Exchange Commission (SEC) on March 10, 2017, as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s annual report on Form 10-K for the year ended December 31, 2016 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this announcement may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC III. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

[1]	The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
[2]	See FSIC III’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSIC III’s investment strategies.
[3]	Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC III’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.
[4]	Interest income is recorded on an accrual basis. See FSIC III’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSIC III’s revenue recognition policy.